Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Paul G. Saari
Chief Financial Officer
(800) 497-7659
ATLANTIS PLASTICS ANNOUNCES
THIRD QUARTER 2005 RESULTS
ATLANTA, GA – (October 27, 2005) Atlantis Plastics, Inc. (NASDAQ: ATPL) today announced its operating results for the third quarter and nine months ended September 30, 2005. Net sales for the third quarter of 2005 were $106.6 million, compared with $89.4 million for the third quarter of 2004. Operating income of $7.4 million was up 17% in the third quarter of 2005, compared with $6.3 million in the third quarter of 2004. Net income for the third quarter of 2005 was $1.9 million, or $0.24 per diluted share, compared with net income of $3.2 million, or $0.39 per diluted share, in the third quarter of 2004. The primary factor causing the lower net income was increased interest expense of $3.2 million due to higher debt as explained below.
Net sales for the first nine months of 2005 were $308.6 million, compared with $256.4 million for the comparable period of 2004. Operating income, without the one-time charges discussed below, was $21.3 million in 2005, up 18% compared with $18.0 million for the same period in 2004. Net income for the first nine months of 2005 was $4.1 million, or $0.50 per diluted share, compared with $8.8 million, or $1.09 per diluted share, for the comparable period of 2004.
On March 22, 2005, the Company entered into a new $220.0 million credit agreement. Borrowings under this agreement were used to pay a $103.2 million special dividend to shareholders, $4.4 million to holders of outstanding stock options in exchange for the cancellation of these options, both on April 8, 2005, to repay then existing senior secured debt of $83.9 million as well as to pay related fees and expenses. Net results for the nine months ended September 30, 2005 include a $3.8 million non-cash write-off of unamortized deferred financing costs on the previously existing senior debt, $0.6 million of cash costs associated with a financing effort that was not consummated, and $0.5 million of non-cash compensation expense relating to the cancellation of stock options. These charges, totaling $3.2 million on an after-tax basis, reduced diluted earnings per share by $0.39 in the first nine months of 2005.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter of 2005 were $10.4 million, compared with $9.1 million for the third quarter of 2004. Atlantis’ gross margin and operating margin for the third quarter of 2005 were 15% and 7%, respectively, compared with 17% and 7%, respectively, for the comparable period in 2004. For the nine months ended September 30, 2005, EBITDA, gross margin and operating margin were $29.0 million, 15% and 7%, respectively, compared with $26.6 million, 16% and 7%, respectively, for the nine months ended September 30, 2004. EBITDA for the nine months ended September 30, 2005 was negatively impacted by the aforementioned $1.0 million in expenses relating to the Company’s unconsummated financing and the cancellation of stock options. Net debt (total debt less cash) as of September 30, 2005 was $206.8 million, compared with $87.7 million as of

December 31, 2004. The increase in debt is largely a result of the special dividend paid to shareholders, the payment to holders of outstanding stock options in exchange for the cancellation of these options, and the payment of related fees and expenses discussed above.
Selling, general and administrative expenses for the third quarter of 2005 were $9.0 million compared with $8.5 million for the third quarter of 2004. Selling, general and administrative expenses for the first nine months of 2005 were $25.7 million compared to $23.9 million for the nine months of 2004. Both increases were primarily due to increases in compensation costs.
Net interest expense for the third quarter of 2005 was $4.5 million, compared with $1.3 million for the third quarter of 2004. Net interest expense for the first nine months of 2005 was $10.3 million, compared with $4.0 million for the first nine months of 2004. Both increases were a result of the additional borrowings in connection with the one-time special dividend, option payments, and related fees and expenses discussed above.
Anthony F. Bova, President and Chief Executive Officer, said, “Overall, we are very pleased with our third quarter and year-to-date 2005 operating results. In the third quarter, we increased gross profit by 11%, operating profit by 17% and EBITDA by 14%. For the nine months ended September 30, 2005, excluding the impact of the write-off of unconsummated financing and option cancellation charges, we increased our gross profit by 12%, operating profit by 18% and EBITDA by 13%.
“In our Plastic Films segment, we generated excellent operating results in an operating environment with unprecedented increases in raw material costs as a result of production disruptions affecting the oil and gas industry caused by the Gulf Coast hurricanes. Our net sales volume (measured in pounds) increased 8% for the quarter and 3% for the nine-month period. Our Plastic Films’ gross profit and operating profit for the third quarter of 2005 increased 8% and 21%, respectively, from the third quarter in 2004. For the nine months ended September 30, 2005, we increased our Plastic Films’ gross profit by 13% and operating profit by 16%, respectively, from the comparable periods in 2004. With significant raw material price increases in the past 90 days and potential shortages of raw materials, our focus moving forward will be on continued maintenance of our raw material supply channels to ensure that we consistently meet the demand of our valued customer base, as well as margin protection.
“Our Injection Molding segment continues to realize excellent operating performance as a result of continued growth in both our building products lines and our traditional custom injection molded business. For the third quarter, sales increased 23%, gross profit increased 24% and operating profit increased 37%. For the first nine months of 2005, sales increased 16%, gross profit increased 11% and operating profit increased 17%, compared with the first nine months of 2004. While we have seen some margin pressure resulting from delays in the pass-through of resin price increases, customer order rates remain high going into the fourth quarter and we believe that our business is very well positioned to continue its strong performance.
“In our Profile Extrusion business, sales were up approximately 34% for the quarter and 40% for the nine month period, primarily as a result of the acquisition of LaVanture in the fourth quarter of 2004. Our third quarter operating results were negatively impacted by the significant slow down in RV demand due to high fuel costs and integration costs resulting from the plant consolidation and integration of the LaVanture and Atlantis facilities in Elkhart, Indiana. Operating profit for the third quarter and first nine months of 2005 decreased 43% and 11%, respectively, from the comparable periods in 2004. We believe that we will work through the integration issues by the end of the calendar year and will be positioned to improve operating results as we move into 2006.”
Atlantis Plastics, Inc. is a leading U.S. manufacturer of polyethylene stretch and custom films and molded plastic products. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.
Statements herein regarding expected performance of the Company’s business and expected levels of demand constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on the Company’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding expected economic conditions, expected volumes and price levels of purchases by customers and raw material costs. The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions are inaccurate. There are many factors that impact these forward-looking statements that cannot be predicted accurately. These risks and uncertainties include, but are not limited to, fluctuations in plastic resin prices, the Company’s high debt level, the risks inherent in predicting revenue and earnings outcomes as well as other “Factors That May Affect Future Results” set forth in the Company’s Form 10-K for fiscal 2004 filed with the Securities and Exchange Commission.
Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.
Atlantis will hold its quarterly conference call to discuss operating results today at 11:00 a.m. eastern daylight time. To participate in the conference call, please call 1-800-270-1153 (Participant code: 75904#).
For more information, please visit www.atlantisstock.com.
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ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data) (Unaudited)	2005	2004	2005	2004

Net sales	$106,585	$89,350	$308,591	$256,363

Cost of sales	90,259	74,589	261,635	214,435

Gross profit	16,326	14,761	46,956	41,928

Selling, general and administrative expenses	8,968	8,453	25,656	23,879
Stock option expense	—	—	461	—
Costs of unconsummated financing	—	—	555	—

Operating income	7,358	6,308	20,284	18,049

Unamortized deferred financing cost write-off	—	—	(3,794)	—
Net interest expense	(4,481)	(1,333)	(10,341)	(4,008)
Other income	85	98	26	33

Income before provision for income taxes	2,962	5,073	6,175	14,074

Provision for income taxes	1,016	1,897	2,116	5,273

Net income	$1,946	$3,176	$4,059	$8,801

Basic earnings per share	$0.24	$0.41	$0.50	$1.14
Diluted earnings per share	$0.24	$0.39	$0.50	$1.09

Weighted average number of shares used in computing earnings per share:
Basic	8,256	7,724	8,147	7,689
Diluted	8,256	8,131	8,147	8,108

Cash dividends paid per common share	$—	$—	$12.50	$—

ATLANTIS PLASTICS, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(In thousands, except share and per share data)	2005(1)	2004

ASSETS
Cash and cash equivalents	$490	$51
Accounts receivable (net of allowances of $1,984 and $1,228)	56,540	45,982
Inventories	41,131	38,186
Other current assets	7,413	4,760
Deferred income tax assets	3,978	3,978

Total current assets	109,552	92,957
Property and equipment, net	67,575	64,165
Goodwill, net of accumulated amortization	51,413	51,413
Other assets	8,445	4,759

Total assets	$236,985	$213,294

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Accounts payable and accrued expenses	39,356	41,048
Current maturities of long-term debt	1,200	6,955

Total current liabilities	40,556	48,003

Long-term debt	206,100	80,790
Deferred income tax liabilities	12,060	11,211
Other liabilities	1,100	1,013

Total liabilities	259,816	141,017

Commitments and contingencies	—	—

Shareholders’ (deficit) equity:
Class A Common Stock, $.0001 par value in 2005 and $0.10 par value in 2004, 20,000,000 shares authorized, 6,113,158 and 5,556,566 shares issued and outstanding in 2005 and 2004, respectively	1	556
Class B Common Stock, $.0001 par value in 2005 and $0.10 par value in 2004, 7,000,000 shares authorized, 2,142,665 and 2,227,057 shares issued and outstanding in 2005 and 2004, respectively	—	223
Additional paid-in capital	—	12,595
Notes receivable from sale of common stock	—	(452)
Retained (deficit) earnings	(24,148)	59,355
Accumulated other comprehensive income, net of income taxes of $686	1,316	—

Total shareholders’ (deficit) equity	(22,831)	72,277

Total liabilities and shareholders’ (deficit) equity	$236,985	$213,294

(1) Unaudited

ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
(In thousands) (Unaudited)	2005	2004
Cash Flows From Operating Activities
Net income	$4,059	$8,801
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation	8,744	8,527
Loan fee and other amortization	4,177	776
Stock option expense	461	—
Interest receivable from shareholder loans	(5)	34
Gain on disposal of assets	(8)	—
Deferred income taxes	163	641
Change in operating assets and liabilities:
Accounts receivable	(10,558)	(6,811)
Inventory	(2,945)	(4,883)
Other current assets	(2,653)	527
Accounts payable, accrued expenses and other current liabilities	(6,130)	(2,535)
Other assets and liabilities	106	(7)

Net cash (used for) provided by operating activities	(4,589)	5,070

Cash Flows From Investing Activities
Capital expenditures	(12,201)	(5,894)
Proceeds from asset dispositions	38	4

Net cash used for investing activities	(12,163)	(5,890)

Cash Flows From Financing Activities
Net (repayments) borrowings under revolving credit facility	(4,260)	5,600
Borrowings under new credit agreement	194,400	—
Repayments under old term loans	(70,587)	(9,179)
Financing costs associated with new credit agreement	(5,861)	—
Proceeds from exercise of stock options	2,522	666
Income tax benefit from employee stock options	3,718	—
Payment of special dividend	(103,198)	—
Repayments on notes receivable from shareholders	457	800

Net cash provided by (used for) financing activities	17,191	(2,113)

Net increase (decrease) in cash and cash equivalents	439	(2,933)
Cash and cash equivalents at beginning of period	51	3,001

Cash and cash equivalents at end of period	$490	$68

Supplemental disclosure of non-cash activities
Non-cash reduction of accounts receivable and accounts payable in connection with supplier agreements	$(338)	$423

ATLANTIS PLASTICS, INC.
SEGMENT/TREND INFORMATION

	2005			2004
(In millions)	Q3	Q2	Q1	Q4	Q3	Q2	Q1

PLASTIC FILMS VOLUME (in pounds)	75.3	65.8	68.9	68.9	69.9	68.9	65.9

NET SALES
Plastic Films	$66.0	$62.4	$65.7	$60.6	$56.9	$54.1	$50.7
Injection Molding	32.0	30.1	26.1	23.9	26.1	26.1	23.8
Profile Extrusion	8.6	9.1	8.6	6.9	6.4	6.6	5.7

Total	$106.6	$101.6	$100.4	$91.4	$89.4	$86.8	$80.2

GROSS MARGIN
Plastic Films	15%	15%	14%	16%	16%	15%	15%
Injection Molding	16%	17%	13%	14%	16%	17%	16%
Profile Extrusion	16%	20%	20%	21%	24%	25%	23%

Total	15%	16%	14%	16%	17%	16%	16%

OPERATING MARGIN
Plastic Films	6%	6%	4%	6%	6%	6%	6%
Injection Molding	9%	10%	5%	6%	8%	8%	8%
Profile Extrusion	6%	10%	11%	10%	14%	15%	12%

Total	7%	8%	5%	6%	7%	7%	7%
RECONCILIATION OF NET (LOSS) INCOME TO EBITDA(1)

	2005			2004
(In millions)	Q3	Q2	Q1	Q4	Q3	Q2	Q1

Net (loss) income	$2.0	$2.4	$(0.3)	$2.7	$3.2	$3.1	$2.5
Net interest expense	4.5	4.1	1.7	1.6	1.3	1.4	1.3
Unamortized deferred financing cost write-off (2)	—	—	3.8	—	—	—	—
(Benefit) provision for income taxes	1.0	1.3	(0.2)	1.5	1.9	1.9	1.5
Depreciation and amortization	2.9	2.9	2.9	2.8	2.7	2.9	2.9

EBITDA	$10.4	$10.7	$7.9	$8.6	$9.1	$9.3	$8.2

(1)	EBITDA as presented is defined as earnings before interest, taxes, depreciation and amortization. The Company believes EBITDA is a useful financial metric used by investors to assess financial performance.
(2)	This amount is actually a component of interest expense and has been shown separately for informational purposes.